Exhibit 99.1

Keystone's One-of-a-Kind Front Kitchen Montana Named 2016 RV of the Year; to be Featured on National TV

ELKHART, Ind., Jan. 14, 2016 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced that its Keystone subsidiary's Montana 3820FK front kitchen fifth wheel was named RV of the Year by RVBusiness magazine, the industry's leading publication. During a year in which towable RV sales reached record highs and RV manufacturers introduced hundreds of new products, the Keystone Montana 3820FK stood above the rest.

Keystone RV President Matt Zimmerman stated, "To know that the staff of RVBusiness walked literally hundreds of floorplans, from towable RVs to luxury motorhomes, and in the end chose Montana as RV of the Year is a tremendous honor. We at Keystone take RV design seriously and believe we have the best team in the industry. This award motivates us to do even more going forward."

The combination of a spacious front kitchen, automotive windshield, flowing floorplan, and well thought-out details, makes the Montana 3820FK a show-stopper. "With a plush, wraparound booth dinette located beneath the front automotive windshield, there is nothing else like it on the market today," noted Montana product manager Jason Gill. "Add to this the expansive, central living area with entertainment center, opposing slides with sofas, and the theater seating and you have a coach that is both innovative and incredibly spacious. Customers have been standing in line to see it at the RV shows this year!"

Thor President and CEO, Bob Martin, added, "As a Company that prides itself on product innovation and continually working to exceed the expectations of our dealers and consumers, we are very proud of this honor for Keystone and the Montana. With a broad stable of new products, it's not surprising that we are seeing strong early results in the retail selling season."

While the Montana 3820FK floorplan is new, the Montana brand itself has been Keystone's flagship luxury nameplate for some time. According to Statistical Surveys, Inc. of Grand Rapids, Michigan, Montana has been the number one selling luxury fifth wheel for 15 consecutive years. Just this past month, Montana shipped its 90,000th coach.

In addition to the upcoming cover story in RVBusiness, the presentation ceremony for this prestigious award will be showcased on the nationally distributed RV lifestyle program Rollin' On TV. Filmed at the RV Hall of Fame and Northern Indiana Event Center in Elkhart, Indiana, the ceremony was hosted by former Elkhart and current Big 10 Network personality Allison Hayes and Trailer Life magazine technical editor and video producer Jeff Johnston. With an audience of 32 million homes, this special edition of Rollin' On TV is set to air in mid-February with more information to be found on the show's web site www.rollinontv.com.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the potential impact of the strengthening of the U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2015 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending October 31, 2015. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Photo - http://photos.prnewswire.com/prnh/20160114/322389
Photo - http://photos.prnewswire.com/prnh/20160114/322390

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com